Exhibit 99.1

TranS1 Inc. Reports Operating Results for the Third Quarter of 2011

- Third quarter revenues were $4.7 million -

- 387 TranS1 procedures performed globally in the quarter -

- Net loss per share was $0.16 for the quarter -

- $18.3 million net cash raised in stock offering -

WILMINGTON, NC — (GLOBE NEWSWIRE)— November 1, 2011—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region, today announced its financial results for the third quarter ended September 30, 2011.

Comparison of Selected Financial Results (in millions, except per share data)

	Three Months Ended September 30,
	2011	2010
As reported:
Total revenue	$4.7	$6.3
Net loss	(3.3)	(3.8)
Net loss per common share	(0.16)	(0.18)
Excluding special items*:
Net loss	(3.2)	(3.7)
Net loss per common share	(0.15)	(0.18)

*	See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” below.

Revenues were $4.7 million in the third quarter of 2011, representing a 26% decrease over revenues of $6.3 million in the third quarter of 2010. Domestic revenues were $4.3 million in the third quarter of 2011, compared to $5.9 million in the third quarter of 2010. Gross margin was 77.8% in the third quarter of 2011 as compared to 81.0% in the third quarter of 2010.

Net loss was $3.3 million in the third quarter of 2011, compared to a net loss of $3.8 million in the third quarter of 2010. Net loss per common share was $0.16 in the third quarter of 2011 compared to a net loss per share of $0.18 in the third quarter of 2010.

Excluding special items, net loss in the third quarter of 2011 was $3.2 million, or $0.15 per common share, compared to net loss excluding special items of $3.7 million, or $0.18 per common share in the third quarter of 2010. Special items in the third quarter of 2011 consisted of inventory reserves of $164 thousand. Special items in the third quarter of 2010 consisted of inventory reserves of $56 thousand and management transition costs of $26 thousand.

Cash, cash-equivalents and investments were $48.0 million as of September 30, 2011, which includes the net proceeds of $18.3 million from the sale of 6.2 million shares of our stock in a public offering.

“Our business continues to be impacted by challenging conditions in the spine market as well as the limited physician reimbursement for our procedure,” said Ken Reali, President and CEO of TranS1. “Over the past quarter we have seen the publication of meaningful clinical data that supports the AxiaLIF procedure and are working with the payor community to gain additional favorable coverage decisions.”

Conference Call

TranS1 will host a conference call today at 5:30 pm ET to discuss its third quarter financial results. To listen to the conference call on your telephone, please dial (877) 881-2183 for domestic callers and (970) 315-0453 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the archived recording, use the following link at http://ir.trans1.com/events.cfm.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of certain components of financial performance, including net loss and loss per share, which are adjusted from results based on GAAP. Although “as adjusted” financial measures are non-GAAP financial measures, the Company believes that the presentation of “as adjusted” financial measures calculated to exclude “special items” are useful adjuncts to the GAAP “as reported” financial measures. “Special items” consist of inventory obsolescence reserves taken in 2011 and 2010 for existing products that are being replaced, or are obsolete and excess and management transition costs incurred in 2010, including severance, recruiting and other personnel-related expenses. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe that providing a non-GAAP measure that adjusts for significant non-cash expenses, such as inventory obsolescence reserves, and significant non-recurring management transition expenses, allows comparison of our core operations from period to period. These non-GAAP measures may be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the most directly comparable GAAP measure.

About TranS1 Inc.

TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF family of products for single and two level lumbar fusion and the Vectre and Avatar posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

Forward Looking Statements

This press release includes statements relating to our efforts to gain favorable coverage decisions for our products that are based on our current beliefs and assumptions. These statements constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the pace of adoption of our product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of our continuing product development efforts, the effect on our business of existing and new regulatory requirements and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with TranS1’s business, please review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. You are cautioned not to place undue reliance on these forward looking statements, which are based on TranS1’s expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

CONTACT:

Investors:

TranS1 Inc.

Joseph P. Slattery, 910-332-1700

Executive Vice-President and Chief Financial Officer

or

Westwicke Partners

Mark Klausner, 443-213-0501

trans1@westwicke.com

Source: TranS1 Inc.

TranS1 Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Revenue	$4,696	$6,339	$15,163	$20,296
Cost of revenue	1,044	1,205	3,513	3,998

Gross profit	3,652	5,134	11,650	16,298

Operating expenses:
Research and development	1,047	1,026	3,841	3,307
Sales and marketing	4,602	5,908	16,656	20,053
General and administrative	1,298	2,011	4,522	6,716

Total operating expenses	6,947	8,945	25,019	30,076

Operating loss	(3,295)	(3,811)	(13,369)	(13,778)
Other income (expense), net	(32)	20	7	(15)
Net loss	$(3,327)	$(3,791)	$(13,362)	$(13,793)

Net loss per common share—basic and diluted	$(0.16)	$(0.18)	$(0.64)	$(0.67)

Weighted average common shares outstanding—basic and diluted	21,288	20,741	21,031	20,694

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
GAAP net loss	$(3,327)	$(3,791)	$(13,362)	$(13,793)
Special items:
Inventory obsolescence reserve	164	56	512	341
Management transition costs	—	26	—	1,347

Net loss excluding special items	$(3,163)	$(3,709)	$(12,850)	$(12,105)

GAAP net loss per share	$(0.16)	$(0.18)	$(0.64)	$(0.67)
Special items:
Inventory obsolescence reserve	0.01	—	0.03	0.02
Management transition costs	—	—	—	0.07

Net loss excluding special items	$(0.15)	$(0.18)	$(0.61)	$(0.58)

Shares used in computing GAAP and non-GAAP loss per share	21,288	20,741	21,031	20,694

TranS1 Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$29,907	$24,461
Short-term investments	18,081	18,075
Accounts receivable, net	3,411	3,654
Inventory	4,233	3,878
Prepaid expenses and other assets	249	389

Total current assets	55,881	50,457
Property and equipment, net	1,477	1,562

Total assets	$57,358	$52,019

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,898	$2,214
Accrued expenses	1,347	2,077

Total current liabilities	3,245	4,291
Noncurrent liabilities	29	—
Stockholders’ equity
Common stock	3	2
Additional paid-in capital	158,116	138,401
Accumulated other comprehensive income (loss)	(27)	(29)
Accumulated deficit	(104,008)	(90,646)

Total stockholders’ equity	54,084	47,728

Total liabilities and stockholders’ equity	$57,358	$52,019

TranS1 Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net loss	$(3,327)	$(3,791)	$(13,362)	$(13,793)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	163	166	473	592
Stock-based compensation	318	359	1,254	1,421
Allowance for excess and obsolete inventory	164	56	512	341
Provision for bad debts	46	17	87	54
Loss on sale of fixed assets	48	—	49	70
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	314	136	156	(556)
(Increase) decrease in inventory	71	207	(867)	820
(Increase) decrease in prepaid expenses	110	281	140	338
Increase (decrease) in accounts payable	(212)	(413)	(316)	(1,148)
Increase (decrease) in accrued expenses	(4)	303	(701)	980

Net cash used in operating activities	(2,309)	(2,679)	(12,575)	(10,881)

Cash flows from investing activities:
Purchases of property and equipment	(99)	(62)	(436)	(418)
Purchases of investments	—		(16,102)	(7,969)
Sales and maturities of investments	8,042	(18)	16,096	14,942

Net cash provided by (used in) investing activities	7,943	(80)	(442)	6,555

Cash flows from financing activities:
Net proceeds from issuance of common stock	18,274	—	18,274	—
Proceeds from exercise of stock options	48	87	187	128

Net cash provided by financing activities	18,322	87	18,461	128

Effect of exchange rate changes on cash and cash equivalents	(12)	—	2	(11)

Net increase (decrease) in cash and cash equivalents	23,944	(2,672)	5,446	(4,209)
Cash and cash equivalents, beginning of period	5,963	27,761	24,461	29,298

Cash and cash equivalents, end of period	$29,907	$25,089	$29,907	$25,089